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                                                                    EXHIBIT 12.1

                             SCHOLASTIC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (AMOUNTS IN MILLIONS, EXCEPT RATIO DATA)

                                                               Nine Months
                                                                  Ended
                                                            February 28, 2003
                                                            -----------------
                                                               (Unaudited)
Earnings:
 Pretax earnings from continuing operations                 $            44.8
 Fixed charges                                                           36.4
 Less: interest capitalized                                                 -
                                                            -----------------

 Earnings                                                   $            81.2
                                                            =================

Fixed Charges:
 Interest expensed                                          $            23.4
 Interest capitalized                                                       -
                                                            -----------------
 Interest factor, included in consolidated rental expense                13.0
                                                            -----------------

 Fixed Charges                                              $            36.4
                                                            =================

Ratio of earnings to fixed charges                                       2.23
                                                            =================

                                                                              TWELVE MONTHS ENDED MAY 31,
                                                               2002          2001          2000          1999          1998
                                                            ----------    ----------    ----------    ----------    ----------
Earnings:
 Pretax earnings from continuing operations                 $    153.3    $     57.1    $     80.4    $     58.9    $     38.1
 Fixed charges                                                    49.6          59.9          32.5          30.5          29.0
 Less: interest capitalized                                       (1.8)         (3.3)         (1.4)         (0.6)            -
                                                            ----------    ----------    ----------    ----------    ----------

 Earnings                                                   $    201.1    $    113.7    $    111.5    $     88.8    $     67.1
                                                            ==========    ==========    ==========    ==========    ==========

Fixed Charges:
 Interest expensed                                          $     31.6    $     41.9    $     19.1    $     19.2    $     20.3
 Interest capitalized                                              1.8           3.3           1.4           0.6             -
 Interest factor, included in consolidated rental expense         16.2          14.7          12.0          10.7           8.7
                                                            ----------    ----------    ----------    ----------    ----------

 Fixed Charges                                              $     49.6    $     59.9    $     32.5    $     30.5    $     29.0
                                                            ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges                                4.05          1.90          3.43          2.91          2.31
                                                            ==========    ==========    ==========    ==========    ==========